      As filed with the Securities and Exchange Commission on May 13, 2002
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                PHOTRONICS, INC.

             (Exact name of registrant as specified in its charter)

           CONNECTICUT                                           06-0854886
 (State or other jurisdiction of                              (I.R.S. Employer
  incorporation or organization)                            Identification No.)

                            1061 East Indiantown Road
                             Jupiter, Florida 33477
                                 (561) 745-1222

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                  James A. Eder
                  Vice President, Secretary and General Counsel
                                  15 Secor Road
                          Brookfield, Connecticut 06804
                                  (203)740-5312

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        ---------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

                        ---------------------------------


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                                       CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                             Proposed Maximum     Proposed Maximum       Amount of
 Title of Each Class of Securities to       Amount to be      Offering Price     Aggregate Offering     Registration
             be Registered                 Registered (1)      Per Unit (2)           Price (2)             Fee
----------------------------------------------------------------------------------------------------------------------
 Common stock, par value $0.01 per        1,212,218 shares         $31.575         $38,275,783           $3,521.37
   share
======================================================================================================================

(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. In addition to the shares set forth in this table, the number of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.

(2) Estimated solely for the purposes of calculating the registration fee under Rule 457 (c) based upon the average of the high and low sales prices of the Registrant's Common Stock on May 10, 2002, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.
================================================================================

================================================================================
PROSPECTUS

                        1,212,218 Shares of Common Stock

                                Photronics, Inc.

                                  Common Stock

         1,212,218 shares of the common stock, $.01 par value, of Photronics, Inc. (the "Company") are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus directly or through brokers or dealers on terms to be determined at the time of the sale. See "Plan of Distribution" beginning on page 13. We will not receive any of the proceeds from the sales.

     Our common stock is traded on the Nasdaq National Market under the symbol "PLAB". On May 10, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $35.

                                   ----------

     The shares of common stock offered hereby involve risks. See "Risk Factors" beginning on page 4.

                                   ----------

     The selling shareholders may be deemed to be underwriters as defined in the Securities Act of 1933, as amended. Any profits realized by the selling shareholders may be deemed to be underwriting commissions. If the selling shareholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any common stock as principals, any profits received by such broker-dealers on the resale of the common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                       The date of this prospectus is May  , 2002.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

     The Company ..........................................................   3
     Risk Factors .........................................................   4
     Special Note Regarding Forward-Looking Statements ....................  11
     Use of Proceeds ......................................................  12
     Selling Shareholders .................................................  12
     Plan of Distribution .................................................  13
     Legal Matters ........................................................  15
     Experts ..............................................................  15
     Where You Can Find More Information ..................................  16

                                   The Company

         We are a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. A photomask is a high precision photographic quartz plate that is used as a master to transfer microscopic circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.

         We principally operated from 11 facilities at April 30, 2002, five of which were located in the United States, three in Europe and one in each of Korea, Singapore and Taiwan. Based upon available market information, we believe that we have a larger share of the U. S. market for photomasks than any other photomask manufacturer and are one of the largest photomask manufacturers in the world.

         Photomasks are a key element in the manufacture of semiconductors. They are used to transfer integrated circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and, to a lesser extent, other types of electronic components. Each integrated circuit consists of a series of separate patterns, each of which is imaged onto a different photomask. The resulting series of photomasks is then used to successively layer the circuit patterns onto the semiconductor wafer. Both semiconductor design activity and increases in the complexity of integrated circuits are driving the demand for photomasks. As the complexity of integrated circuits has increased, so has the number and complexity of photomasks used in the manufacture of a single circuit.

         Photomasks are manufactured by independent manufacturers like us, and by captive manufacturers, which are semiconductor manufacturers that produce photomasks almost exclusively for their own use. Since the mid-1980s, there has been a trend in the United States and Europe toward the divestiture or closing of captive photomask operations by semiconductor manufacturers and an increase in the share of the market served by independent manufacturers.

         We sell our products primarily through a direct sales force. At April 30, 2002, we conducted our sales activities from seven sales locations in the United States, seven in Europe, and one in each of Singapore, Korea and Taiwan.

         We are a Connecticut corporation, organized in 1969. Our principal executive offices are located at 1061 East Indiantown Road, Suite 310, Jupiter, Florida 33477, telephone (561) 745-1222.

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding to invest in the common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the common stock could decline due to any of these risks, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks, uncertainties and other factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to Our Business

         We are dependent on the semiconductor industry and the semiconductor industry as a whole is volatile and is currently experiencing a significant downturn.

         We sell substantially all of our photomasks to semiconductor designers and manufacturers. We believe that the demand for photomasks primarily depends on integrated circuit design activity rather than the volume of semiconductor sales. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized integrated circuits, a reduction in design complexity or other changes in the technology or methods of manufacturing semiconductors or a slowdown in the introduction of new semiconductor designs could reduce demand for photomasks even if demand for semiconductors increases. Further, advances in semiconductor and photomask design and semiconductor production methods could reduce the demand for photomasks. Historically, the semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry is presently in a downturn, and we expect conditions to remain weak throughout fiscal 2002. This downturn is among the worst we have experienced and has had a significant impact on our net sales and operating results. We cannot assure you as to when the current downturn will end or that it will not continue to worsen and to materially and adversely affect our business, financial condition and operating results in the near term.

         Our quarterly operating results fluctuate significantly and may continue to do so in the future.

         We have experienced fluctuations in our quarterly operating results and we anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the prices of our common stock. Operating results may fluctuate as a result of many factors, including size and timing of orders and shipments, loss of significant customers, product mix, technological change, fluctuations in manufacturing yields, competition and general economic conditions. Our customers generally order our products on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with little backlog and from month to month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, in future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market prices of our common stock.

         Our industry is subject to rapid technological change and we might fail to remain competitive.

         The photomask industry has been and is expected to continue to be characterized by technological change and evolving industry standards. In order to remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies. In particular, we believe that as semiconductor geometries continue to become smaller, we will be required to manufacture complex optically enhanced reticles, including optical proximity correction and phase-shift photomasks. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing (which could affect the type or quantity of photomasks utilized) or increased market acceptance of alternative methods of transferring circuit designs onto semiconductor wafers, which could reduce or eliminate the need for photomasks. If we are unable, due to resource, technological or other constraints, to anticipate, respond to or utilize these or other changing technologies, our business and results of operations could be materially adversely affected.

         We may not be able to obtain a new bank facility.

         As of the end of the fourth quarter of fiscal 2001, we were not in compliance with the covenant in our revolving credit agreement that requires us to maintain a minimum interest coverage ratio for a trailing four-quarter period. As a result, on December 12, 2001, we repaid all outstanding loans under the revolving credit agreement, which totaled $57.7 million, out of the proceeds of the private placement of our 4 3/4 Convertible Subordinated Notes due 2006 and terminated the revolving credit agreement. We are seeking to replace the revolving credit agreement with a new bank facility. However, we can give you no assurance that we will be able to obtain a new bank facility on reasonable terms, if at all. If we are unable to obtain a replacement bank facility or an alternative short-term liquidity facility, our operational flexibility and short and intermediate term liquidity may be materially adversely affected.

         Our operations will continue to require significant capital, which we may not be able to obtain.

         The manufacture of photomasks requires a significant investment in fixed assets. We expect that we will be required to continue to make significant capital expenditures in connection with our operations. We also must make capital expenditures in order to maintain technological leadership. Our planned capital expenditures for fiscal 2002 are $125 million. At April 30, 2002, we had commitments outstanding for capital expenditures of approximately $100 million.

There can be no assurance that we will be able to obtain the additional capital required in connection with our operations on reasonable terms, if at all, or that any such expenditures will not have a material adverse effect on our business and results of operations.

         We have been dependent on sales to a limited number of large customers; the loss of any of these customers or any reduction in orders from these customers could materially affect our sales.

         Historically, we have sold a significant proportion of our products and services to a limited number of fabricators of semiconductor products. During fiscal 2000 and 2001, no single customer accounted for more than 10% of our sales, but our five largest customers, in the aggregate, accounted for 36% of our net sales in 2000 and 32% in 2001. During fiscal 1999, two customers each accounted for approximately 10% of our net sales. None of our customers has entered into a long-term agreement requiring it to purchase our products. The loss of a significant customer or any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic or competitive conditions in the semiconductor industry, could adversely affect us. The ongoing consolidation of semiconductor manufacturers may increase the likelihood and adverse effect of losing a significant customer.

         We depend on a small number of suppliers for equipment and raw materials and, if our suppliers do not deliver their products to us, we may be unable to deliver our products to our customers.

         We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment we use. These equipment manufacturers currently require lead times of approximately 10 to 14 months between the order and the delivery of certain photomask imaging and inspection equipment. The failure of such manufacturers to develop or deliver such equipment on a timely basis could have a material adverse effect on our business and results of operations. Further, we rely on equipment manufacturers to develop future generations of manufacturing equipment to meet our requirements. In addition, the manufacturing equipment necessary to produce advanced photomasks could become prohibitively expensive.

         We use high precision quartz photomask blanks, pellicles (which are protective transparent cellulose membranes) and electronic grade chemicals in our manufacturing processes. There are a limited number of suppliers of these raw materials, and we have no long-term contracts for the supply of these raw materials. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks, which could adversely affect our business and results of operations. The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.

         We face risks associated with manufacturing difficulties.

         Our complex manufacturing processes require the use of expensive and technologically sophisticated equipment and materials and are continuously modified in an effort to improve manufacturing yields and product quality. Minute impurities or other difficulties in the manufacturing process can lower manufacturing yields and make products unmarketable.

Moreover, manufacturing leading-edge photomasks is more complex and time consuming than manufacturing less advanced photomasks, and may lead to general delays in the manufacturing of all levels of photomasks. We have, on occasion, experienced manufacturing difficulties and capacity limitations that have delayed our ability to deliver products within the time frames contracted for by our customers. We cannot assure you that we will not experience these or other manufacturing difficulties, or be subject to increased costs or production capacity constraints in the future, any of which could result in a loss of customers or could otherwise have a material adverse effect on our business and results of operations.

         We are expanding and diversifying our operations, and if we fail to manage our expanding and more diverse operations successfully, our business and financial results may be materially and adversely affected.

         We have recently experienced rapid expansion of our operations, primarily due to our acquisitions of existing photomask manufacturing operations. In particular, in 2000 we completed our merger with Align-Rite International, Inc. and acquired a majority share of PSMC, a photomask manufacturer based in Taiwan. In August 2001, we acquired a controlling equity interest in PKL Co., Ltd., a leading supplier of photomasks in Korea, and we purchased the photomask manufacturing assets of Conexant Systems, Inc., a semiconductor manufacturer based in Newport Beach, California. On April 4, 2002, we increased our equity position in PKL to 78.8% by acquiring additional shares of that company from several existing PKL shareholders in exchange for 1,212,218 shares of the Company's common stock. We may make additional acquisitions in the future. In February 2002, we announced our plans to build an 18,000 square meter facility in Shanghai, China.

         This expansion has placed, and is expected to continue to place, significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and these customers transition to another vendor in order to ensure a second source of supply. Furthermore, in connection with any future acquisitions, we would be required to utilize our cash reserves and/or issue new securities, which could have a dilutive effect on our earnings per share, particularly during the initial integration of the acquired operations into our operations. In addition, we have experienced in the past, and could experience in the future, difficulties and delays in ramping up new production facilities. If we fail to successfully manage our expanding operations, it could have a material adverse effect on our business and results of operations.

         We operate in a highly competitive industry.

         The photomask industry is highly competitive, and most of our customers utilize more than one photomask supplier. In the United States, we compete primarily with DuPont Photomasks, Inc. and, to a lesser extent, with other independent photomask suppliers. Internationally, our competitors include Compugraphics, Dai Nippon Printing, DuPont Photomasks, Hoya, Taiwan Mask Corp. and Toppan. We also compete with semiconductor manufacturers' captive photomask manufacturing operations. We expect to face continued competition from these and other suppliers in the future. Certain competitors have substantially greater financial, technical, sales, marketing and other resources than we do. We believe that consistency of product quality and timeliness of delivery are the principal factors considered by customers in selecting their photomask suppliers. Our inability to meet these requirements could adversely affect our sales. In the past, competition led to pressure to reduce prices which, we believe, contributed to the decrease in the number of independent manufacturers. This pressure to reduce prices may continue in the future.

         Our substantial international operations are subject to additional risks.

         International sales, which exclude export sales, accounted for approximately 27.5% of our net sales in fiscal 2000 and 36.0% in 2001. We believe that maintaining significant international operations requires us to have, among other things, a local presence in the markets in which we operate. This requires a significant investment of financial, management, operational and other resources. Since 1996, we have significantly expanded our operations in international markets by acquiring existing operations in the United Kingdom, Germany and Switzerland, establishing manufacturing operations in Singapore and acquiring majority equity interests in photomask manufacturing operations in Korea and Taiwan. In international markets, existing independent photomask suppliers, including, in certain markets, DuPont Photomasks, have significant local presences and market share.

         Operations outside the United States are subject to inherent risks, including fluctuations in exchange rates, political and economic conditions in various countries, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer accounts receivable payment cycles and potentially adverse tax consequences. These factors may have a material adverse effect on our ability to generate sales outside the United States and, consequently, on our business and results of operations.

         Our operating results are influenced by the performance of Asian economies.

         In recent years, Asian economies have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. These instabilities may continue or worsen, which could have a material adverse impact on our financial position and results of operations. Approximately 18.9% of our sales in fiscal 2001 were derived from this region. We expect this percentage to be higher in fiscal 2002. Our exposure to the business risks presented by Asian economies will increase to the extent that we continue to expand our operations in that region.

         Our business depends on management and technical personnel, who are in great demand.

         Our success, in part, depends upon key managerial, engineering and technical personnel, as well as our ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon our business and results of operations. There can be no assurance that we can retain our key managerial, engineering and technical employees or that we can attract similar additional employees in the future. We believe that we provide competitive compensation and incentive packages to our employees.

         We may be unable to enforce or defend our ownership and use of proprietary technology.

         We believe that the success of our business depends more on our proprietary technology, information and processes and know-how than on patents or trademarks. Much of our proprietary information and technology relating to manufacturing processes is not patented and may not be patentable. We cannot assure you that:

         .        we will be able to adequately protect our technology;

         .        competitors will not independently develop similar technology;
                  or

         . foreign intellectual property laws will adequately protect our intellectual property rights.

         We may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products or processes. Any such claims or litigation, with or without merit, to enforce or protect our intellectual property rights or to defend our company against claimed infringement of the rights of others could result in substantial costs, diversion of resources and product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of these claims. Any of the foregoing could have a material adverse effect on our business, results of operations and financial position.

         We may be unprepared for changes to environmental laws and regulations and we may have liabilities arising from environmental matters.

         We are subject to numerous environmental laws and regulations that impose various environmental controls on, among other things, the discharge of pollutants into the air and water and the handling, use, storage, disposal and clean-up of solid and hazardous wastes. Changes in these laws and regulations may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with these laws and regulations could subject us to significant future liabilities.

         In addition, these laws and regulations may impose clean-up liabilities on current and former owners and operators of real property without regard to fault and these liabilities may be joint and several with other parties. In the past, we have been involved in remediation activities relating to our properties. We believe, based upon current information, that environmental liabilities relating to these activities or other matters will not be material to our financial position or results of operations. However, there can be no assurances that we will not incur any material environmental liabilities in the future.

         Our production facilities could be damaged or disrupted by a natural disaster, labor strike, war or political unrest.

         A number of our facilities are in seismically active areas. Although we have obtained property damage and business interruption insurance, a major catastrophe such as an earthquake or other natural disaster at any of our sites, or political unrest, war, labor strikes or work stoppages in any of the areas where we conduct operations, could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of our products and the loss of sales and customers, and we do not know whether our insurance would adequately compensate us for any of these events.

         Regional electric shortages may harm our operations.

         Recently, California experienced an electric power supply shortage that resulted in the intermittent loss of power in some areas in the form of rolling blackouts. While we have not experienced any power failures to date, a blackout could affect our ability to manufacture photomasks and meet scheduled deliveries at this part of our network. If blackouts were to interrupt our power supply, we would be temporarily unable to continue operations at one of our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harming our ability to retain existing customers.

         Events of September 11, 2001

         Fortunately, none of our employees was lost or injured and none of our properties or records were damaged as a result of the terrorist attacks that occurred in the United States on September 11, 2001. Although our operations during that week were hampered by the temporary disruption of the transportation and communications infrastructure, the impact was not material. However, at this time, we are unable to predict the long-term impact of these events, or of the domestic and foreign response, on either our industry as a whole or on our operations and financial condition in particular.

         Our stock price may continue to experience large short-term fluctuations.

         In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of factors, including:

         .        quarter to quarter variations in our operating results;

         . shortfalls in our sales or earnings from levels expected by securities analysts;

         . announcements of technological innovations or new products by us or other companies; and

         .        slowdowns or downturns in the semiconductor industry.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information", that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management's beliefs, as well as assumptions made by and information currently available to management. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus or the accompanying prospectus supplement. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling shareholders. The entire amount of the proceeds from the sale of the shares of common stock will go to the selling stockholders who offer and sell those shares.

                              SELLING SHAREHOLDERS

         The shares of common stock covered by this prospectus were acquired by the selling shareholders from us pursuant to a put/call option agreement dated August 21, 2001 between each of the selling shareholders and us. We have agreed to register shares of their common stock upon their request. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

         The following table sets forth information we have received as of May 10, 2002 about the number of shares of common stock beneficially owned by each selling shareholders that may be offered using this prospectus.

                                                         Shares of           Number of Shares of
                            Shares of Common      Common Stock Registered       Common Stock
                            Stock Beneficially              For              Beneficially Owned
                           Owned Prior to this        Resale Pursuant        After the Offering
                               Registration        to this Registration              (1)
                Name            Statement                Statement
PHOTO (L) LIMITED                227,500                  227,500                     0
MARCH LIMITED                     87,386                   87,386                     0
LAKEWAY LIMITED                  436,932                  436,932                     0
MASK (L) LIMITED                 460,400                  460,400                     0

     (1) Assumes the sale of all of the shares of common stock offered by this prospectus.

                              PLAN OF DISTRIBUTION

The sale of the shares offered by this prospectus may be made on the Nasdaq National Market or other over the counter market at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold from time to time by one or more of the following:

..   A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

..   A underwritten offering on a firm commitment or best effort basis.

..   Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

..   Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

..   In privately negotiated transactions directly or through a broker or dealer.

In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. The selling shareholders and any brokers/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions, or other compensation received by any such broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions from the selling shareholder.

A selling shareholder may enter into hedging transactions with counterparties (including broker-dealers), and the counterparties may engage in short sales of the common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distribution of the common stock by such counterparties. In addition, the selling shareholders may sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the common stock offered hereby may be used to cover such short sales. The selling shareholders may also enter into option or other transactions with counterparties that involve the delivery of the common stock to the counterparties, who may then resell or otherwise transfer such common stock.

The selling shareholders may also loan or pledge the common stock and the borrower or pledgee may sell the common stock as loaned or upon a default may sell or otherwise transfer the pledged common stock.

Securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To comply with the securities laws of some states, if applicable, the shares will be sold in these states only though brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, which may be changed, or at prices related to prevailing market prices.

Under the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we are required to keep this registration statement effective for one year. In addition, we and the selling shareholders have agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

The validity of the shares of common stock has been passed upon for us by James
A. Eder, our Vice President, Secretary and General Counsel. Mr. Eder beneficially owns certain of our securities.

                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Photronics, Inc. Annual Report on Form 10-K for the year ended October 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference rooms:

    450 Fifth Street, N.W.                 233 Broadway                 500 West Madison Street
         Room 1024                    New York, New York 10279                Suite 1400
   Washington, D.C. 20549                                               Chicago, Illinois 60661

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PLAB", and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

                  Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006

         Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information into this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference in documents subsequently filed with the SEC.

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until all of the common stock to which this prospectus relates have been sold or the offering is otherwise terminated:

         . Our Annual Report on Form 10-K for our fiscal year ended October 31,
           2001.
         . Our Report on Form 10-Q filed for the quarter ended January 31, 2002. . Our Report on Form 8-K filed on December 13, 2001.
         . Our Report on Form 8-K filed on March 11, 2002.
         . Our Report on Form 8-K filed on April 4, 2002
         . Our Notice of Annual Meeting and Proxy Statement dated February 20,
           2002.
         . The description of our common stock, par value $.01 per share, contained in our registration statement on Form 8-A filed on March 3, 1987.

         You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (203) 775-9000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Standard Time:

                                Photronics, Inc.
                         Investors Relations Department
                                  15 Secor Road
                              Brookfield, CT 06804

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date hereof.

                                Photronics, Inc.

                        1,212,218 Shares of Common Stock




                                   ----------
                                   Prospectus
                                   ----------


May    , 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission registration fee ..........  $ 3,521.37
     Nasdaq listing fee ...........................................  $10,500
     Accountant's fees and expenses ...............................  $ 9,000
     Legal fees and expenses ......................................  $ 2,500
                                                                     ----------
            Total .................................................  $25,521.37
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under applicable Connecticut law, the Company shall provide for indemnification of its directors, officers, employees and agents. Applicable Connecticut law requires the Company to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in all other cases that his conduct was at least not opposed to the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified. Finally, the Company maintains director and officer liability insurance which provides insurance for the Company's directors and officers in connection with claims brought against them in their capacity as such with the Company.

         Article Ninth of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company. Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws.

Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

ITEM 16. EXHIBITS

Exhibit
-------

  4.1 Registration Rights Agreement dated April 4, 2002 between Photronics, Inc. and Photo (L) Limited, Mask (L) Limited, Lakeway (L) Limited and March (L) Limited.

  5.1     Opinion of James A. Eder

 23.1     Consent of Deloitte & Touche LLP, Independent Auditors

 23.2     Consent of James A. Eder (included in Exhibit 5.1)

 24.1     Power of Attorney (included on signature pages)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on May 13, 2002.

                                PHOTRONICS, INC.

                                By: /s/ Sean T. Smith
                                    ------------------------
                                    SEAN T. SMITH
                                    VICE PRESIDENT AND
                                    CHIEF FINANCIAL OFFICER

                                POWER OF ATTORNEY

         Each person signing below also hereby appoints Sean Smith and James A. Eder, and each of them singly, his or her lawful attorney-in-fact with power of substitution and re-substitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments as such attorney-in-fact may deem appropriate to enable Photronics, Inc. to comply with the provisions of the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the securities of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority so sign his or her name in his or her respective capacity as a member of the Board of Directors or officer of the registrant, this registration statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect to the securities of the registrant, to any and all amendments thereto (including post-effective amendments) to this registration statement, to any related rule 462(b) registration statement and to any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                 Title                                   Date
                ---------                                 -----                                   ----
         /s/ Daniel Del Rosario               Chief Executive Officer and Director             May 13, 2002
         ----------------------
           Daniel Del Rosario

     /s/ Constantine S. Macricostas           Chairman of the Board and Director               May 13, 2002
     ------------------------------
       Constantine S. Macricostas

         /s/ Sean T. Smith                    Vice President, Chief Financial Officer          May 13, 2002
           ---------------                    and principal financial and accounting
           Sean T. Smith                      officer


     /s/ Walter M. Fiederowicz                Director                                         May 13, 2002
     -------------------------
       Walter M. Fiederowicz


     /s/ Joseph A. Fiorita, Jr.               Director                                         May 13, 2002
     -------------------------
       Joseph A. Fiorita, Jr.


         /s/ Willem D. Maris                  Director                                         May 13, 2002
         -------------------
           Willem D. Maris


         /s/ Michael J. Yomazzo               Director                                         May 13, 2002
         ----------------------
           Michael J. Yomazzo

                                  EXHIBIT INDEX

Exhibit
Number                     Description of Exhibit

  4.1 Registration Rights Agreement dated April 4, 2002 between Photronics, Inc, and Photo (L) Limited, Mask (L) Limited, Lakeway (L) Limited and March (L) Limited.

  5.1     Opinion of James A. Eder*

 23.1     Consent of Deloitte & Touche LLP*

 23.2     Consent of James A. Eder (included in Exhibit 5.1)

 24.1     Power of Attorney (included on signature page)

*    Filed herewith